Exhibit 99.1

Verisk Analytics, Inc., Reports First-Quarter 2013 Financial Results

Delivers 16.4% Revenue Growth and 12.8% Diluted Adjusted EPS Growth

JERSEY CITY, N.J., April 30, 2013 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter ended March 31, 2013.

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.47 for first-quarter 2013. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.53 for first-quarter 2013, an increase of 12.8% versus the same period in 2012.

•

Total revenue increased 16.4% in first-quarter 2013 compared with first-quarter 2012. Excluding the impact of recent acquisitions, revenue grew 6.8% for first-quarter 2013. Revenue growth in the first quarter was driven by a 24.4% increase in Decision Analytics revenue, with additional contribution from the 5.3% growth in Risk Assessment revenue.

•	EBITDA increased 12.6% to $179.7 million for first-quarter 2013, with an EBITDA margin of 44.6%.

•	Net income was $80.5 million for first-quarter 2013 and adjusted net income was $91.2 million, an increase of 7.9% and 14.3%, respectively, versus the comparable period in 2012.

•

In first-quarter 2013, the company repurchased a total of $21.5 million of its common stock under its existing repurchase program. As of March 31, 2013, the company had $122.7 million remaining under its share repurchase authorization.

Scott Stephenson, president and chief executive officer, said, “I’m pleased with our first-quarter results, which reflect solid performance across our businesses. By focusing on our strength in analytics and our extensive industry knowledge and data sets, we will continue to be a valued partner to customers, which will also support our growth agenda. In line with this objective, our businesses are identifying promising investment opportunities, which we are actively pursuing.

“Our healthcare business continues to deliver excellent results and exceed our expectations. With our continued focus on integration and the development of the unified healthcare platform, Verisk Health is continually enhancing its position within this growing market opportunity.

“We remain a leader in delivering trusted solutions to the property and casualty insurance market while also innovating for the future. We continue to see opportunity to accelerate our revenue growth in the insurance category in 2013,” concluded Stephenson.

Table 1: Summary of Results for 2013

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012	Change
Revenues	$403,323	$346,501	16.4%
EBITDA	$179,701	$159,627	12.6%
Net income	$80,511	$74,601	7.9%
Adjusted net income	$91,180	$79,753	14.3%
Diluted GAAP EPS	$0.47	$0.44	6.8%
Diluted adjusted EPS	$0.53	$0.47	12.8%

Revenue

Revenue grew 16.4% for the quarter ended March 31, 2013. Excluding the effect of recent acquisitions (MediConnect, Argus, and Aspect Loss Prevention), revenue grew 6.8% in the first quarter of 2013. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For first-quarter 2013, Decision Analytics revenue represented approximately 62% of total revenue.

Table 2A: Decision Analytics Revenues by Category

(in thousands)

	Three Months Ended March 31,
	2013	2012	Change
Insurance	$126,549	$116,336	8.8%
Financial services	43,908	34,275	28.1%
Healthcare	59,049	30,448	93.9%
Specialized markets	21,204	20,473	3.6%

Total Decision Analytics	$250,710	$201,532	24.4%

Within the Decision Analytics segment, revenue grew 24.4% for first-quarter 2013, and growth excluding recent acquisitions was 7.8%. Growth in the quarter was driven by strong increases in healthcare revenue, including the recent acquisition of MediConnect. Good contributions from the insurance revenue category also contributed to first-quarter growth, as did the revenue from the acquisition of Argus, which was owned for the full quarter and is reported in the financial services category.

Within the insurance category, revenue growth was 8.8% for the first quarter of 2013 and 8.3% excluding the recent acquisition of Aspect Loss Prevention. This growth was driven by strong growth in underwriting solutions and continued good growth in catastrophe modeling solutions. Loss quantification solutions and insurance fraud claims solutions also added to revenue growth. Overall growth was driven by increased adoption of existing and new solutions and annual invoice increases for certain solutions.

In the financial services category, revenue increased 28.1% in first-quarter 2013 but declined 19.1% after adjusting for the acquisition of Argus. The decline in mortgage revenue within the financial services category reflected continued lower volumes in forensic audit solutions, which was partially offset by growth in underwriting and appraisal solutions.

In the healthcare category, revenue in the first quarter grew 93.9%, with organic growth of 39.0%, driven by double-digit growth for payment accuracy fraud solutions and revenue integrity and by solid growth for enterprise analytics. Total revenue growth included the acquisition of MediConnect. Organic growth reflected continued customer implementations and new customer sales. Beginning next quarter, MediConnect will be included in organic growth.

In the specialized markets category, revenue grew 3.6% in first-quarter 2013. Growth in weather and climate analytics was affected by lower growth in government contracts and growth in environmental health and safety solutions was driven by customer projects.

Table 2B: Risk Assessment Revenues by Category

(in thousands)

	Three Months Ended March 31,
	2013	2012	Change
Industry-standard insurance programs	$116,450	$112,412	3.6%
Property-specific rating and underwriting information	36,163	32,557	11.1%

Total Risk Assessment	$152,613	$144,969	5.3%

Within the Risk Assessment segment, revenue grew 5.3% for the quarter. Revenue growth in industry-standard insurance programs was 3.6%, resulting primarily from the annual effect of growth in 2013 invoices effective from January 1.

Property-specific rating and underwriting information revenue grew 11.1% in the first quarter. Growth was due to new sales and higher volumes from certain customers as well as incremental revenue contributions due to the expiration of a revenue-sharing agreement with a technology provider in fourth-quarter 2012.

Cost of Revenue

Cost of revenue increased 23.3% in first-quarter 2013 and 8.9% excluding recent acquisitions compared with first quarter 2012. The year-over-year increase relates primarily to annual compensation adjustments made in second-quarter 2012 and higher headcount in Decision Analytics in support of the growth of the business and increased investments in its businesses.

For first-quarter 2013, cost of revenue increased 3.1% for Risk Assessment and increased 33.8% for Decision Analytics (11.9% excluding recent acquisitions) driven by additional headcount to support new solutions.

Selling, General, and Administrative

Selling, general, and administrative expense, or SG&A, increased 9.4% in first-quarter 2013 and 4.2% excluding recent acquisitions. The increase relates primarily to 2012 annual compensation adjustments and higher headcount in Decision Analytics in support of the growth of the business.

In first-quarter 2013, SG&A decreased 0.1% for Risk Assessment. SG&A grew 14.8% for Decision Analytics (6.7% excluding recent acquisitions).

EBITDA

For first-quarter 2013, consolidated EBITDA grew 12.6% to $179.7 million, with a consolidated EBITDA margin of 44.6%.

Table 3: Segment EBITDA

(in thousands)

	Three Months Ended March 31,
	2013	2012	Change
Decision Analytics	$93,623	$79,257	18.1%
EBITDA margin	37.3%	39.3%
Risk Assessment	$86,078	$80,370	7.1%
EBITDA margin	56.4%	55.4%
Total EBITDA	$179,701	$159,627	12.6%
EBITDA margin	44.6%	46.1%

Decision Analytics EBITDA grew 18.1% in first-quarter 2013 and Risk Assessment EBITDA grew 7.1% versus the same period in the previous year, as shown in Table 3.

The first-quarter 2013 EBITDA margin in Risk Assessment increased to 56.4% from 55.4% in first-quarter 2012 as a result of the timing differences between annual invoice increases, which are implemented January 1, and the related cost increases (primarily personnel-related annual salary increases) which are not implemented until the second quarter.

The first-quarter 2013 EBITDA margin for Decision Analytics decreased to 37.3% from 39.3% in first-quarter 2012 because of investment in innovation and mix shift within the revenue categories to faster-growing categories such as healthcare, where margins continue to scale.

Net Income and Adjusted Net Income

Net income increased 7.9% in first-quarter 2013. Adjusted net income grew 14.3% for first-quarter 2013, primarily driven by growth in the business, partially offset by increased interest expense and amortization associated with acquisitions. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results.

Table 4: Net Income and Adjusted Net Income

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012	Change
Net Income	$80,511	$74,601	7.9%
plus: Amortization of intangibles	17,207	8,587
less: Income tax effect on amortization of intangibles	(6,538)	(3,435)

Adjusted net income	$91,180	$79,753	14.3%

Basic adjusted EPS	$0.54	$0.48	12.5%

Diluted adjusted EPS	$0.53	$0.47	12.8%

Weighted average shares outstanding
Basic	168,078,589	164,836,992

Diluted	172,760,641	171,350,820

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $191.3 million, an increase of $1.6 million, or 0.9%, for the three-month period ended March 31, 2013, compared with the same period in 2012. Cash provided by operations in the first-quarter 2013 as reported was affected by the timing of excess tax benefits from exercised stock options.

The increase in cash provided by operating activities was the result of a $20.7 million increase caused by the improved profitability of the business, and a $29.3 million decrease in working capital, partially offset by a $13.3 million increase in interest paid due to higher debt levels and an adjustment to operating cash flow of $35.1 million related to the timing of excess tax benefits from exercised stock options, as noted above.

Capital expenditures were $28.5 million in the three months ended March 31, 2013, an increase of $12.6 million over the same period in 2012. Capital expenditures were 7.1% of revenue for the three months ended March 31, 2013. Net cash provided by operating activities less capital expenditures represented 90.6% of EBITDA in the first three months of 2013 because of the typical first-quarter payments for annual contracts for a portion of our business.

Share Repurchases

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In first-quarter 2013, the company repurchased shares for a total cost of $21.5 million at an average price of $56.40. At March 31, 2013, the company had $122.7 million remaining under its share repurchase authorization.

Conference Call

Verisk’s management team will host a live audio webcast on Wednesday, May 1, 2013, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID # 33564457.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5: EBITDA Reconciliation

(in thousands)

	Three Months Ended March 31,
	2013	2012	Change
Net income	$80,511	$74,601	7.9%
Depreciation and amortization of fixed and intangible assets	32,421	20,231	60.3%
Interest expense	20,090	16,385	22.6%
Provision for income taxes	46,679	48,410	(3.6%)

EBITDA	$179,701	$159,627	12.6%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. In previous periods, this measure also excluded investment income and realized gain on securities, net.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2013 (Unaudited) and December 31, 2012

(In thousands, except for share and per share data)	As of March 31, 2013 (unaudited)	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$267,358	$89,819
Available-for-sale securities	5,141	4,883
Accounts receivable, net of allowance for doubtful accounts of $5,019 and $4,753, respectively	190,917	178,430
Prepaid expenses	31,955	21,946
Deferred income taxes, net	10,463	10,397
Income taxes receivable	15,080	45,975
Other current assets	31,629	39,109

Total current assets	552,543	390,559

Noncurrent assets:
Fixed assets, net	167,129	154,084
Intangible assets, net	503,728	520,935
Goodwill	1,248,261	1,247,459
Other assets	44,686	47,299

Total assets	$2,516,347	$2,360,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$150,261	$187,648
Short-term debt and current portion of long-term debt	183,979	195,263
Pension and postretirement benefits, current	1,734	1,734
Fees received in advance	314,448	200,705

Total current liabilities	650,422	585,350

Noncurrent liabilities:
Long-term debt	1,266,467	1,266,162
Pension benefits	35,386	38,655
Postretirement benefits	2,565	2,627
Deferred income taxes, net	134,499	133,761
Other liabilities	74,484	78,190

Total liabilities	2,163,823	2,104,745

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 168,433,622 and 167,727,073 outstanding, respectively	137	137
Unearned KSOP contributions	(442)	(483)
Additional paid-in capital	1,077,758	1,044,746
Treasury stock, at cost, 375,569,416 and 376,275,965 shares, respectively	(1,622,240)	(1,605,376)
Retained earnings	986,238	905,727
Accumulated other comprehensive losses	(88,927)	(89,160)

Total stockholders’ equity	352,524	255,591

Total liabilities and stockholders’ equity	$2,516,347	$2,360,336

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2013 and 2012

	Three Months Ended March 31,
(In thousands, except for share and per share data)	2013	2012
Revenues	$403,323	$346,501

Expenses:
Cost of revenues (exclusive of items shown separately below)	164,449	133,330
Selling, general and administrative	59,028	53,979
Depreciation and amortization of fixed assets	15,214	11,644
Amortization of intangible assets	17,207	8,587

Total expenses	255,898	207,540

Operating income	147,425	138,961

Other income (expense):
Interest expense	(20,090)	(16,385)
Investment income	48	105
Realized (loss) gain on available-for-sale securities, net	(193)	330

Total other expense, net	(20,235)	(15,950)

Income before income taxes	127,190	123,011
Provision for income taxes	(46,679)	(48,410)

Net income	$80,511	$74,601

Basic net income per share	$0.48	$0.45

Diluted net income per share	$0.47	$0.44

Weighted average shares outstanding:
Basic	168,078,589	164,836,992

Diluted	172,760,641	171,350,820

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2013 and 2012

	For the Three Months Ended March 31,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$80,511	$74,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	15,214	11,644
Amortization of intangible assets	17,207	8,587
Amortization of debt issuance costs and original issue discount	688	545
Allowance for doubtful accounts	298	355
KSOP compensation expense	3,570	2,931
Stock based compensation	4,571	4,446
Realized loss (gain) on available-for-sale securities, net	193	(330)
Deferred income taxes	622	(349)
Loss (gain) on disposal of fixed assets	426	(7)
Excess tax benefits from exercised stock options	(36,128)	—
Other operating activities, net	(7)	10

Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(12,785)	(34,479)
Prepaid expenses and other assets	(2,624)	(2,881)
Income taxes	47,600	47,265
Accounts payable and accrued liabilities	(36,206)	(20,966)
Fees received in advance	113,743	112,100
Pension and postretirement benefits	(1,930)	(11,590)
Other liabilities	(3,706)	(2,269)

Net cash provided by operating activities	191,257	189,613

Cash flows from investing activities:
Acquisitions, net of cash acquired for 2012 of $29,387	—	(330,777)
Purchase of non-controlling interest in non-public companies	—	(2,000)
Escrow funding associated with acquisitions	—	(17,000)
Purchases of fixed assets	(28,065)	(17,442)
Purchases of available-for-sale securities	(3,747)	(791)
Proceeds from sales and maturities of available-for-sale securities	3,765	898
Other investing activities, net	439	—

Net cash used in investing activities	(27,608)	(367,112)

Cash flows from financing activities:
(Repayments) proceeds of short-term debt, net	(10,000)	125,000
Excess tax benefits from exercised stock options	36,128	—
Repurchase of common stock	(22,130)	(36,792)
Proceeds from stock options exercised	12,455	14,589
Other financing activities, net	(2,157)	(2,124)

Net cash provided by financing activities	14,296	100,673

Effect of exchange rate changes	(406)	153

Increase (decrease) in cash and cash equivalents	177,539	(76,673)
Cash and cash equivalents, beginning of period	89,819	191,603

Cash and cash equivalents, end of period	$267,358	$114,930

Supplemental disclosures:
Taxes paid	$189	$1,239

Interest paid	$19,619	$6,359

Noncash investing and financing activities:
Repurchase of common stock included in accounts payable and accrued liabilities	$915	$3,332

Deferred tax asset (liability) established on date of acquisition	$343	$(40,358)

Capital lease obligations	$998	$422

Capital expenditures included in accounts payable and accrued liabilities	$4,410	$1,505